QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

August 23, 2002

Olympus Securities, LLC
900 Third Avenue
26th Floor New York, NY 10022
Attn: James Carrazza, President

Dear Mr. Carrazza:

        This letter will serve to document the fee arrangement between Microvision, Inc. (the "Company") and Olympus Securities, LLC ("Olympus") regarding Olympus' involvement in the proposed purchase of common stock and warrants by Vertical Ventures and Zimmer Lucas (the "Transaction").

        Upon closing of the Transaction, the Company will pay Olympus a fee in cash of 5% of the amount paid by Zimmer Lucas at closing ($2 million) for the common stock and warrants, which fee shall not exceed $100,000.

        The Company agrees to indemnify Olympus and its directors, officers, shareholders, and employees (the "Indemnified Parties") from and against any claims, actions, suits, proceedings, damages, liabilities and expenses incurred by such Indemnified Party arising out of the Transaction and which is based upon third party claims of: (i) rights to participate in the Transaction; or (ii) rights of fees based upon the closing of the Transaction. Notwithstanding anything to the contrary contained herein, the Company's above indemnification obligations shall not apply to: (a) the gross negligence or willful misconduct of any Indemnified Party and (b) any claims for fees asserted by Zimmer Lucas. Olympus agrees to indemnify and hold harmless the Company, its officers, directors, shareholders and employees from any claims for fees from Zimmer Lucas, its agents or affiliates.

        If this fee arrangement is acceptable to you, please countersign the one copy of this letter and return it to the Company in the enclosed prepaid return envelope.

Yours very truly,
/s/ RICHARD F. RUTKOWSKI Richard Rutkowski Chief Executive Officer

RAR:pml
Enclosures

Acknowledged and Agreed:

OLYMPUS SECURITIES, LLC

By:	/s/ JAMES CARRAZZA James Carrazza, President

QuickLinks

  Exhibit 10.2